Exhibit 10.19

CONSULTING AGREEMENT

AGREEMENT (the “Agreement”) is made and entered to be effective August 15, 2008 by and between Spheric Technologies, Inc., an Nevada corporation (the “Company”), and Red Rock Advisors, LLC, whose principle employee is Gregg A. Linn (the “Consultant”). This Agreement supersedes and terminates any other agreement the Company has or had with Consultant.

RECITALS:

WHEREAS, the Company desires to obtain Consultant’s consulting services as set forth in this Agreement; and

WHEREAS, Consultant desires to provide such services to the Company directly for a fee that will compensate Consultant for time spent for services rendered and costs advanced by Consultant as contemplated in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and conditions hereinafter set forth, the parties agree as follows:

15. Retention of Consultant. The Company hereby engages and retains Consultant and Consultant hereby agrees to use Consultant’s best efforts to render to the Company the consulting services for a period of commencing on the date of this Agreement and terminating on July 31, 2009, provided that either party may terminate this Agreement before such date upon thirty (30) days written notice to the other.

16. Consultant’s Services. Consultant’s services under this Agreement shall consist of the following:

16.1 Primary Responsibilities:

•	Work with Investment Banker to complete pre-IPO financing (Private Placement)

•	Preparation of periodic financial statements

•	Preparation and analysis of 3 year profit plan

•	Preparation of all SEC related documents and filings (10-Q, 10-K, 8-K, AMEX)

•	Liaison with outside auditor

•	Financial presentation for IPO, analyst and broker road show

16.2 Participate cooperatively with management team:

•	Work with Investment Banker and Underwriter to complete IPO

•	Analyst, market maker/specialist, investment bank relations

•	Investor/shareholder relations

•	Press release preparation

•	Board of Director presentations

•	Insurance and risk management

•	Develop effective pricing model and maintain efficient resource utilization

•	Develop creative and cost effective marketing plans and tools

In this role you will report to Michael Kirksey and be part of our Management Team.

17. Payment for Services. The Company shall pay Consultant for the services rendered hereunder as follows:

17.1 Offer details:

•	$5,000 monthly, pre-IPO effective date; $6,000 monthly, post-IPO effective date for the term of this agreement.

•	25,000 Spheric Technologies, Inc. Common Stock Options which will vest immediately upon grant.

•	An additional 30,000 options will be granted upon completion of $500,000 private equity insertion pre-IPO filing date.

•	An additional 30,000 options will be granted upon the completion of the IPO, which will vest immediately upon grant.

•	All options will be exercisable at $1.00 and will have a life of five year from date of grant.

17.2 The Company will reimburse Consultant for all direct expenses incurred by Consultant in performing such services. Consultant shall obtain the approval of the Company prior to incurring any expenses. Consultant will tender requests for reimbursement to the Company and the Company will make the reimbursement to Consultant within ten (10) days after its receipt of written notification.

18. Consultant’s Time Commitment. Consultant shall devote such time as reasonably requested by the Company for consultation, advice and assistance on matters described in this Agreement and provide the same in such form as the Company requests. The Company agrees that Consultant shall not be prevented or barred from rendering services similar or dissimilar in nature for and on behalf of any person, firm or corporation other than the Company.

19. Independent Contractor. The relationship created under this Agreement is that of Consultant acting as an independent contractor. The parties acknowledge and agree that Consultant shall have no authority to, and shall not, bind the Company to any agreement or obligation with any third party. Consultant is not providing any services as a broker/dealer.

20. Nondisclosure of Confidential Information. Consultant shall maintain as secret and confidential all valuable information heretofore or hereafter acquired, developed or used by the Company relating to its business, operations, employees and customers that may give the Company a competitive advantage in its industry (all such information is hereinafter referred to as “Confidential Information”). The parties recognize that, by reason of Consultant’s duties under this Agreement, Consultant may acquire Confidential Information. Consultant recognizes that all such Confidential Information is the property of the Company. During the term of Consultant’s engagement by the Company, Consultant shall exercise all due and diligent precautions to protect the integrity of any or all of the Company’s documents containing Confidential Information. In consideration of the Company entering into this Agreement, Consultant shall not, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained during Consultant’s engagement by the Company without the prior written consent of the Company. The parties agree that this Paragraph 6 shall survive the termination of this Agreement.

21. Communications with Consultant. Consultant will not independently conduct a due diligence review of the Company and will, to a great extent, be relying upon information provided by the Company in rendering services under this Agreement.

22. Exculpation of Liability and Indemnification. All decisions with respect to consultations or services rendered by Consultant for transactions negotiated for and presented to the Company by Consultant shall be those of the Company, and Consultant shall have no liability with respect to such decisions. In connection with the services Consultant renders under this Agreement, the Company indemnifies and holds Consultant harmless against any and all losses, claims, damages and liabilities and the expense, joint and several, to which Consultant may become subject and will reimburse Consultant for any legal and other expenses, including attorney’s fees and disbursements incurred by Consultant in connection with investigating, preparing or defending any actions commenced or threatened or claim whatsoever, whether or not resulting in the liability, insofar as such are based upon the information the Company has supplied to Consultant under this Agreement. In connection with the services Consultant renders under this Agreement, Consultant indemnifies and holds the Company harmless against any and all losses, claims, damages and liabilities and the expense, joint and several, to which Company may become subject and will reimburse Company for any legal and other expenses, including attorney’s fees and disbursements incurred by the Company in connection with investigating, preparing or defending any actions commenced or threatened or claim whatsoever, whether or not resulting in the liability, insofar as such losses, claims, damages and liabilities are based upon or in connection with the services Consultant has rendered under this Agreement.

23. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter contained herein. There are no representations or warranties other than as shall be set forth in this Agreement.

24. Waiver. No waiver or modification of this Agreement shall be valid unless in writing and signed by the parties to this Agreement.

25. Notices. All notices, consents, requests, demands and offers required or permitted to be given under this Agreement will be in writing and will be considered properly given or made when personally delivered to the party entitled thereto, or when mailed by certified United States mail, postage prepaid, return receipt requested, addressed to the addresses appearing in this Agreement. A party may change his address by giving notice to the other party to this Agreement.

26. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall constitute one agreement. It shall not be required that any single counterpart hereof be signed by the parties, so long as each party signs any counterpart of this Agreement.

27. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

28. Attorneys’ Fees. In case of any action or proceeding to compel compliance with, or for a breach of, any of the terms and conditions of this Agreement, the prevailing party shall be entitled to recover from the losing party all costs of such action or proceeding, including, but not limited to, reasonable attorneys’ fees.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the day and year first above written.

SPHERIC TECHNOLOGIES, INC.,
a Nevada corporation

By:	/s/ Joseph Hines
Joseph Hines
Its:	President
Address:	4708 E. Van Buren Phoenix, Arizona 85008
602-218-9292

By:	/s/ Gregg A. Linn
Gregg A. Linn
Red Rock Advisors, LLC
Address:	10994 East Beck Lane
Scottsdale, AZ 85255
602-524-4165
gregglinn@yahoo.com